Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Accenture Ltd:

We consent to the incorporation by reference in the registration statements (Nos. 333-112854 and 333-104628) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd of our report dated October 13, 2004, with respect to the consolidated balance sheets of Accenture Ltd as of August 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2004, which report appears in the August 31, 2004 annual report on Form 10-K of Accenture Ltd.

/s/ KPMG LLP
Chicago, Illinois

November 3, 2004